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                     August 10, 2023

       Eyal Perez
       Chairman of the Board
       Genesis Growth Tech Acquisition Corp.
       Bahnhofstrasse 3
       Hergiswil Nidwalden, Switzerland

                                                        Re: Genesis Growth Tech
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 1,
2023
                                                            File No. 001-41138

       Dear Eyal Perez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David M. Loev